Exhibit 9.2

Resolution of the Board of Directors of FBC Holding,Inc.

September 26, 2012

Removal of Officer

WHEREAS, the undersigned independent directors of FBC Holding, Inc. having been informed and having accepted the resignation of Christopher J. LeClerc as an officer of the Company, and;

WHEREAS, the undersigned independent directors of FBC Holding, Inc.having been informed by Mr. LeClerc that his resignation was either rescinded or not tendered, and;

WHEREAS,the undersigned independent directors of FBC Holding, Inc.,having reviewed the progress of the company over the past several years, and;

WHEREAS, the undersigned independent directors of FBC Holding, Inc.,having requested the written resignation of Mr. LeClerc as an officer of the company as well as the clarification of Mr. LeClerc's status as a director, and;

WHEREAS, Mr. LeClerc has not responded to this request, nor to requests for financial information, bank statements, contracts and other material documents and information which the board deems necessary to perform its duties as directors.

RESOLVED, that Mr. LeCIerc is removed as an officer of the company and all contracts and agreements between Mr. LeClerc and the Company are hereby cancelled as resolved by a majority of the current directors of the Company constituting a quorum.

FBC Holding, Inc.
By	/s/ Frank Russo
Name: Frank Russo Title: Director
FBC Holdling, Inc.
By	/s/ Kevin Wright
Name: Kevin Wright Title: Director